Exhibit 10.1

April 6, 2020

Mr. Thomas Civik

VIA EMAIL

Dear Tom,

We are very pleased to extend to you an offer of employment as President and Chief Executive Officer and to serve as a member of the Board of Directors of Five Prime Therapeutics, Inc.  You will report directly to the Board of Directors.

It’s our understanding you will start your employment with Five Prime on April 13, 2020.

We will pay you an annual base salary of $584,000 payable semi-monthly pursuant to our payroll practices.

We currently have a process to evaluate performance and employee compensation on an annual basis and administer an Annual Bonus Plan and equity incentive program in connection with this evaluation. This evaluation usually concludes in February or March of each year. You will be eligible to participate in these annual discretionary compensation programs.  Your Bonus Target under our Annual Bonus Plan will be 60% of your annual base salary. Based on your start date, we will prorate the annual bonus that we may provide to you under our Annual Bonus Plan for the 2020 calendar year.

Promptly after the start of your employment, the Compensation and Management Development Committee of the Board will grant you (i) a stock option to purchase 480,000 shares of common stock of Five Prime and (ii) a restricted stock award of 75,000 shares of restricted common stock of Five Prime.  The exercise price per share of your stock option will equal the fair market value of common stock (the closing price on Nasdaq) on the date of grant.  We will issue your stock option and restricted stock award under our 2013 Omnibus Incentive Plan.  Your stock option will be subject to our form of Non-qualified Stock Option Agreement and your restricted stock award will be subject to our form of Restricted Stock Agreement.  Subject to your continued service with Five Prime and the other terms and conditions of your equity awards and our Executive Severance Benefits Plan: (i) your stock option will vest over four years, with 25% of the shares vesting on the first anniversary of your start date and the balance will vest in equal monthly installments over the subsequent 36 months; and (ii) your restricted stock award will vest over a three-year period after the grant date in equal annual installments.

Five Prime is also offering you support for your relocation to the Bay Area by providing you a lump sum payment of $325,000 with your first paycheck.  You agree that your relocation payment will not be “grossed up” and will be subject to all applicable payroll

Five Prime Therapeutics, Inc.

111 Oyster Point Boulevard

South San Francisco, CA 94080

Mr. Thomas Civik

April 6, 2020

withholdings and deductions. You agree that if you voluntarily resign your employment with Five Prime or if Five Prime terminates your employment for Cause (as defined in Section 2.3 of the Executive Severance Benefit Plan) within two years of your date of hire, you will repay to Five Prime the entire lump sum payment for relocation on or prior to your termination date.

We will pay all compensation to you in connection with your employment less applicable taxes and withholdings.

Once you begin full-time employment, you will be eligible to participate in Five Prime’s benefit plans and programs available to all regular, full-time employees, subject to the terms and conditions of those plans.  These benefits currently include medical, vision, dental, disability, 401(k) investment plan, Employee Stock Purchase Plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.

As an executive officer of Five Prime, you will participate in our Executive Severance Benefits Plan, which will provide certain severance and change in control benefits to you.

As an executive officer and member of the Board of Directors, we will also provide you certain rights to indemnification pursuant to our form of Indemnification Agreement.

As a condition of our offer of employment, we require you to sign and comply with our Confidential Information and Innovation Assignment Agreement.  During your tenure with Five Prime, we will expect you to also abide by Five Prime’s policies and procedures applicable to employees.

Federal law requires us to verify your identity and eligibility for employment in the United States.  Accordingly, our offer of employment is also conditioned upon this verification.

Your employment with Five Prime will not be for a set term and you will be an at-will employee. You will be free to terminate your employment with Five Prime at any time and for any reason whatsoever simply by notifying us.  Likewise, we will be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed except as approved by the Compensation and Management Development Committee or Board of Directors and signed by a duly authorized executive officer of Five Prime.

This letter supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you.  This letter may not be modified or amended except by a written agreement, signed by Five Prime and you.

We are very pleased to make this offer to you to serve as our President and Chief Executive Officer and a member of our Board of Directors.  We believe you bring a

Mr. Thomas Civik

April 6, 2020

great deal to Five Prime at this important stage of our development as a company and that your contributions will be important in continuing our progress.

Sincerely,

Five Prime Therapeutics, Inc.

/s/ William R. Ringo

William R. Ringo

Interim Chief Executive Officer and Chairman of the Board of Directors

Accepted:

/s/ Thomas Civik

Thomas Civik